SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 14, 2002

(Date of earliest event reported)

ACTION PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	000-13118	59-2095427

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

390 N. ORANGE AVENUE, SUITE 2185

ORLANDO, FLORIDA 32801
(Address of principal executive offices, zip code)

(407) 481-8007

(Registrant’s telephone number, including area code)

Item 5. Other Events.

         The NASDAQ Listing Qualifications Department (“the Staff”) has notified the Company that it is not in compliance with the requirements of NASD Marketplace Rule 4310(c)(2)(B) for continued listing of its securities on Nasdaq’s SmallCap Market. This rule requires the Company to have a minimum of $2,000,000 in net tangible assets or $2,500,000 in stockholders’ equity or a market value of listed securities of $35,000,000 or $500,000 of net income from continuing operations for the most recent completed fiscal year (or two of the three most recently completed fiscal years). The Company has historically satisfied its requirements under this rule by meeting the minimum value for net tangible assets or stockholders’ equity. Based on the Company’s last filed quarterly report on Form 10-QSB for the period ended June 30, 2002, the Company’s net tangible assets and stockholders equity were $1,630,400 and $2,412,800, respectively. Consequently, Action Products’ common stock is subject to delisting from The NASDAQ SmallCap Market. Pursuant to NASD Marketplace Rules, the Company intends to appeal the Staff’s determination before a NASDAQ Listing Qualifications Panel (“the Panel”). The hearing before the Panel has been scheduled for November 22, 2002. The Company’s hearing request automatically delays the delisting pending the Panel’s final review and determination of the appeal. Until the Panel’s ultimate determination, Action Products’ common shares will continue to be traded on the NASDAQ SmallCap Market. While there are no guarantees that the Company’s appeal will be successful, the Company believes that based upon the reductions in its operating costs, totaling over $500,000 annually, that have been implemented in the first six months of 2002, the financing options it is currently pursuing, potential asset purchases in exchange for common stock and the favorable sales impact of new product introductions, that the Company will be able to set forth a satisfactory plan to the Panel to come back into compliance with the NASD Marketplace Rules and to maintain its listing on Nasdaq’s SmallCap Market.

         If the Panel determines that the foregoing is not sufficient to permit the Company to maintain its continued listing requirements, the inclusion of the Company in the Nasdaq SmallCap Market will be terminated and trading in the Company’s securities would thereafter be conducted in the non-Nasdaq over-the-counter market. Such delisting could cause the Company’s shareholders to find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Company’s securities. For the Company to be re-listed on the Nasdaq SmallCap Market, it will be required to meet that market’s initial listing requirements, among which are the following: (a) $4 million in net tangible assets, or $50 million market capitalization, or $750,000 of net income in latest fiscal year or 2 of last 3 fiscal years); (b) a public float of at least 1,000,000 shares (exclusive of officers, directors and 10% holders) with a market value of at least $5 million; (c) minimum bid price of $4 per share; (d) a minimum of three market makers; (e) a minimum of 300 shareholders.

         If the Company’s common stock is delisted from Nasdaq, its common stock may become subject to the penny stock rules. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must

•	deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market,

•	provide the customer with current bid and offer quotations for the penny stock,

•	disclose the compensation of the broker-dealer and its salesperson in connection with the transaction,

•	provide the customer monthly account statements showing the market value of each penny stock held in the customer’s account, and

•	make a special written determination that the penny stock is a suitable investment for the customer and receive the customer’s written agreement to the transaction.

         These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If the Company’s securities are subject to the penny stock rules, holders of the Company’s securities may find it more difficult to sell their shares of the Company’s common stock.

         The press release issued by the Company in connection with the NASDAQ delisting notice is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Item

99.1	Press Release of the Company regarding the NASDAQ delisting notice.

SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTION PRODUCTS INTERNATIONAL, INC

Date: November 14, 2002	By: /s/Robert L. Burrows

Robert L. Burrows
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Item

99.1	Press Release of the Registrant regarding the NASDAQ delisting notice.